Exhibit 10.5

27 JULY 2009

CME PRODUCTION B.V.
and
CME ROMANIA B.V.
and
MEDIA PRO MANAGEMENT S.A.
and
MEDIA PRO B.V.
and
ADRIAN SARBU

_________________________________________________

FRAMEWORK AGREEMENT
_________________________________________________

TABLE OF CONTENTS

Page
1.	Definitions and Interpretation	4
2.	Transaction and Determination of Purchase Consideration	14
3.	Conditions Precedent to Closing	15
4.	Closing	19
5.	Obligations Prior to Closing	23
6.	Warranties	25
7.	Sellers' Undertakings and Post-Closing Covenants	26
8.	Purchaser Undertakings & Post-Closing Covenants	27
9.	Termination	28
10.	Indemnity	29
11.	Limitations on Liability	30
12.	Guarantee	31
13.	Notices	32
14.	Entire Agreement	34
15.	Third Party Rights	34
16.	Amendments	34
17.	Costs and Expenses	34
18.	Set-off and Gross-up	34
19.	Assignment	35
20.	Confidentiality	35
21.	Announcements	35
22.	Severability	35
23.	Further Assurance	36
24.	Waivers	36
25.	Counterparts	36
26.	Governing Law and Jurisdiction	36
27.	Dispute Resolution	36

THIS FRAMEWORK AGREEMENT (this "Agreement") is made on 27 July 2009

BETWEEN:

(1)
CME PRODUCTION B.V., a company organized under the laws of the Netherlands, registered under number 34349555 with the Trade Register and having its registered office at Dam 5B, Amsterdam JS 1012, the Netherlands (the "Purchaser");

(2)
CME ROMANIA B.V., a company organized under the laws of the Netherlands, registered under number 33289326 with the Trade Register and having its registered office at Dam 5B, Amsterdam JS 1012, the Netherlands ("CME Romania");

(3)
MEDIA PRO MANAGEMENT S.A., a Romanian legal person, registered under the number J40/4177/2001 with the Register of Commerce from Bucharest, CUI 13848658 and having its registered office at 109 Pache Protopopescu Blv., 6th Floor, sector 2, Bucharest, Romania ("Media Pro Management");

(4)
MEDIA PRO B.V., a company organized under the laws of Netherlands, with registered number 33288103 and having its registered office at Teleport Boulevard 140, 1043EJ, 1000 CV, Amsterdam, Netherlands ("MP BV"); and

(5)	ADRIAN SARBU, of 4A Modrogan Street, Sc. A, Et. 5, Apt. 15, Section 1, Bucharest, Romania, as guarantor (the "Guarantor");

Media Pro Management and MP BV are hereby referred to as the "Sellers" and each a "Seller", as the context requires.

WHEREAS:

(A)
Media Pro Management and MP BV own, inter alia, interests in a number of entities more particularly described in Recitals (B) and (C) below that comprise the entertainment division of the Media Pro Group.

(B)	As of the Execution Date, Media Pro Management owns:

(i)	1,797,395 registered shares of Media Pro Pictures S.A. (which represents a 37.475% Ownership Interest), which in turn owns:

(a)	50 shares of Media Pro Distribution S.R.L. (which represents a 10% Ownership Interest);

(b)	11,832,361 shares of Studiourile Media Pro S.A. (which represents a 81.47% Ownership Interest); and

(c)	1,020 shares of Domino Production S.R.L. (which represents a 51% Ownership Interest);

(ii)	450 registered shares of Media Pro Distribution S.R.L. (which represents a 90% Ownership Interest);

(iii)
a 100% Ownership Interest in Media Pro Pictures s.r.o. (which corresponds to the investment contribution to the registered capital of Media Pro Pictures s.r.o. in the amount of CZK 200,000), which in turn owns:

(a)	a 51% Ownership Interest in Zmena s.r.o. (which corresponds to the investment contribution of CZK 102,000 to the registered capital of CZK 200,000);

(b)	a 51% Ownership Interest in Takova normalni rodinka s.r.o. (which corresponds to the investment contribution of CZK 102,000 to the registered capital of CZK 200,000);

(iv)	168,020 registered shares of Pro Video S.R.L. (which represents a 99.95% Ownership Interest), which in turn owns:

(a)	400 shares of Hollywood Multiplex Operation S.R.L. (which represents a 100% Ownership Interest); and

(b)	8 shares of Media Pro Music and Entertainment S.R.L. (which represents a 40% Ownership Interest); and

(v)	12 registered shares of Media Pro Music and Entertainment S.R.L. (which represents a 60% Ownership Interest).

(C)	As of the Execution Date, MP BV owns:

(i)	2,998,818 shares of Media Pro Pictures S.A. (which represents a 62.524% Ownership Interest); and

(ii)	80 shares of Pro Video S.R.L. (which represents a 0.05% Ownership Interest).

(D)
The Sellers wish to sell and the Purchaser wishes to acquire the Sale Securities in consideration of the Purchase Consideration (each term defined below), subject to the terms and conditions contained herein.

(E)
It is intended that after the Execution Date, certain Target Companies and Media Pro Management shall issue and register additional shares in relation to the capitalization of the Shareholder Loans pursuant to this Agreement.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	The following definitions apply in this Agreement:

"Accounts"
means the audited balance sheet as at the Accounts Date and the audited profit and loss account for the period ended on the Accounts Date of each of the Target Companies, and the notes, reports, statements and other documents which are required by law to be, or are otherwise, annexed to the same;

"Accounts Date"	means 31st December 2008;

"Adjustment Amount"	means the amount equal to the adjustment amount as determined or agreed in accordance with the provisions of Schedule 10 and set out in the Adjustment Statement;

"Adjustment Statement"	means the finalised statement setting out the Adjustment Amount provided in accordance with Schedule 10;

"Affiliate"
of a person means any person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such person; provided that, for the avoidance of doubt, neither CME, CME Romania nor the Purchaser shall be considered an Affiliate of either of the Guarantor, the Sellers or any of the Target Companies for purposes of this Agreement or any of the Transaction Documents;

"Agreed Form"	means, in relation to a document, the form of that document which has been initialled for the purposes of identification by each party thereto;

"Assigned Receivable"	means any Gross Receivable from Specific Related Parties (trade related) that has been assigned to Media Pro Management pursuant to Clause 3.1.15;

"Business Day"	means a day (other than Saturday or Sunday) on which commercial banks are open for general business in New York, London and Bucharest (other than solely for services via the internet);

"Business Name Assignment "
means the Business Name Assignment and License Agreement to be entered into on or before the Closing Date between the Sellers, the Guarantor and the Purchaser or an Affiliate of the Purchaser in respect of the assignment and license of the "Media Pro" name;

"Cash Consideration"	has the meaning set forth in Clause 2.2.1;

"Claim"
means any claims, rights, actions or proceedings of any nature, contingent or actual, known or unknown, including any appeals in such proceedings, whether asserted or not, which a person has, could have had, or in the future could have against any person or any of its subsidiaries and Affiliates or current or former shareholders, relating in any way to the assets, ownership structure or other affairs of such person or any of its subsidiaries or current or former shareholders and Affiliates;

"Closing"	means the completion of the sale and purchase of the Sale Securities as described in Clause 4;

"Closing Date"	has the meaning set forth in Clause 4.1;

"Closing Statement"
means the statement prepared by the Sellers setting out in Part A the Estimated Adjustment Amount and in Part B the details of the Estimated Gross Receivable by MPE from the Specific Related Parties and the Estimated Gross (Payable) by MPE to the Specific Related Parties (trade related) together with a certification by a director of each Seller that the Gross Receivable by MPE is solely in relation to goods and services that have been fully performed and delivered as at the Closing Date and that no further performance or delivery of goods by any of the Target Companies is required whatsoever in respect of the Gross Receivable by MPE from Specific Related Parties other than the use of property rented by Specific Related Parties from Target Companies under agreements set out in Schedule 5;

"CME"	means Central European Media Enterprises Ltd., a Bermuda company;

"CME Common Shares"	means the Class A Common Shares and the Class B Common Shares in the capital of CME;

"Conditions Precedent"	means the conditions to Closing set out in Clause 3;

"Consideration Shares"	has the meaning set forth in Clause 2.2.2;

"Control"
means the power to direct or cause the direction of the management or policy of any person, directly or indirectly, whether through family relationship (if a natural person), the holding of securities or other participation interests, by virtue of an agreement, arrangement or understanding or on other grounds, and "Controlling" and "Controlled" shall have the correlative meanings proceeding from this term;

"Converted Shareholder Loans"
means such of the Shareholder Loans in the aggregate principal amount of not less than RON 75 million that are capitalized in accordance with Clause 3.1.14 of the Conditions Precedent (with the aggregate amount of such Shareholder Loans denominated in a currency other than RON revalued in RON as of any relevant date);

"Data Protection Legislation"	means all laws applicable in Romania or in any other relevant jurisdiction concerning the protection and/or processing of personal data;
"Disclosure Schedule"
means the disclosures made as of the Execution Date against the Warranties of the Sellers set out in Schedule 4, which disclosures have been arranged in sections corresponding to the numbering and lettering of the applicable Warranty in Schedule 3 (and which shall also apply to other Warranties only to the extent that it is reasonably apparent from the face of the disclosure that such disclosure would also apply to such other Warranties);

"Domino"
means Domino Production S.R.L., a Romanian legal person, registered under the number J40/7857/2007, fiscal registration number CUI 21597484 and having its registered address at Bucharest, 5 Intr. Nicolae Iorga Street, 1st Floor, Apart. 7, Sector 1, Romania;

"Encumbrances"
means any Claim, charge, mortgage, pledge, security, lien, option, equity, power of sale, hypothecation or other third party right, retention of title, right of pre-emption, right to acquire, right of first refusal or security interest of any kind;

"Estimated Adjustment Amount"	means the amount equal to the estimated adjustment amount estimated in good faith in accordance with Schedule 9 and set out in the Closing Statement;
"Execution Date"	means the date hereof;

"Existing Dispute"	has the meaning set forth in Clause 27.3;

"Euro" or "EUR" or "€"
means the single currency of those member states of the European Communities that adopt or have adopted the Euro as their lawful currency under the legislation of the European Communities for Economic Monetary Union;

"Film Production and Financing Terms"	means the Film Production and Financing Terms between Adrian Sarbu and CME attached as Schedule 11;

"Governmental Authority"
means any supranational, national, provincial, municipal or other court, arbitral tribunal, administrative agency or commission or other governmental administrative or regulatory body, authority, agency or instrumentality;

"Guaranteed Obligations"	has the meaning set forth in Clause 12.1;

"Guarantor"	means Adrian Sarbu, a national of Romania, residing at 4A Modrogan Street, Sc. A, Et. 5, Apt. 15, Section 1, Bucharest, Romania;

"HMO"
means Hollywood Multiplex Operation S.R.L., a Romanian legal person, registered under the number J40/6452/1999, fiscal registration number CUI 11966932 and having its registered address at Bucharest, 55-59 Calea Vitan Street, 2nd Floor, Sector 3, Romania;

"IFRS"	means the International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board;

"Indemnified Party"	has the meaning set forth in Clause 10.3;

"Indemnity Claim"	means any claim by the Purchaser Protected Party pursuant to the indemnities in Clause 10;

"Information Technology"	means software, hardware, networks, data bases and other analogous rights of any description whatsoever, used by the Target Companies and necessary to carry out the Media Pro Entertainment Business;

"ING Existing Facility"	means the facility agreement dated 12 November 2001 (as amended) among ING Bank N.V., Media Pro Management, MPP, MPS, MPME, Pro Video as well as certain other Affiliates of the Sellers;

"ING Security Interests"	means any security granted by the Target Companies in favour of ING Bank N.V. or its affiliates pursuant to the ING Existing Facility;

"Intellectual Property"
means all rights in and in relation to patents, inventions, know-how, if any, trade marks (including the Media Pro Trademarks as detailed in Schedule 6), trade mark applications, trade or business names, domain names, utility models, copyrights (and all extensions and renewals thereof), registered and unregistered design rights, databases, software, know-how and other confidential information and trade secrets (including customer and supplier lists) and other analogous rights of any description whatsoever, whether registered or capable of registration, necessary to carry out the Media Pro Entertainment Business;

"Longstop Date"	means December 31st, 2009, or such later date as the Parties may agree in writing;

"Losses"	has the meaning provided in Clause 10.1;

"Management Accounts"
means the monthly consolidated financial statements of the Media Pro Entertainment Business, consisting of balance sheet, profit and loss accounts and cash flow statements prepared in each case in RON in accordance with IFRS, and the notes, reports and statements required to be annexed thereto audited as at December 31st, 2008;

"Material Adverse Effect"
means an effect that is or is reasonably likely to be materially adverse to the assets, business, results of operations, financial condition or prospects of the Media Pro Entertainment Business, including any acceleration of the ING Existing Facility or enforcement against the ING Security Interests or any enforcement action by any relevant Tax Authority against any of the assets of the Target Companies;

"Media Pro Authorizations"	means all approvals, licenses, permits and authorizations required for lawfully carrying out the Media Pro Entertainment Business;

"Media Pro Entertainment Business" or "MPE"	means the operations of the Target Companies and such other related businesses owned or operated by the Target Companies and/or their subsidiaries;

"Media Pro Trademarks"
means all trademarks using the Media Pro name that have been applied for and/or registered by the Guarantor or any of its Affiliates, the particulars of which are set out in further detail in Schedule 6;

"MP BV Securities"
means the following Ownership Interests held by MP BV:

(i)     2,998,818 shares of MPP (which represents a 62.52% Ownership Interest); and

(ii)    80 shares of Pro Video (which represents a 0.05% Ownership Interest);

"MPD"
means Media Pro Distribution S.R.L., a Romanian legal person, registered under the number J23/2135/2007, fiscal registration code CUI 18734735 and having its registered address at Buftea, 1 Studioului Street, Central Building of Studiourile Media Pro SA, room 141, Ilfov County, Romania;

"MPE Romanian Transfer Agreements"
means the agreements on the transfer of the relevant Ownership Interests in each of MPP, MPS, MPD, MPME and PRO VIDEO between the applicable Seller and the Purchaser (together with any Affiliate of the Purchaser as the Purchaser shall direct in writing to the applicable Seller in respect of some or all of the Sale Securities) to be entered into on or before the Closing Date in the Agreed Form;

"MPME"
means Media Pro Music and Entertainment S.R.L., a Romanian legal person, registered under the number J23/3300/2008, fiscal registration number CUI 24651464 and having its registered address at Buftea, 1 Studioului Street, Central Building of Studiourile Media Pro SA, room 141, Ilfov County, Romania;

"MPM Securities"	means the following Ownership Interests held by Media Pro Management:

	(i)	1,797,395 shares of MPP (which represents a 37.48% Ownership Interest);

	(ii)	450 shares of MPD (which represents a 90% Ownership Interest);

	(iii)	a 100% Ownership Interest in MPP Czech (which corresponds to the investment contribution to the registered capital of Media Pro Pictures s.r.o. in the amount of CZK 200,000);

	(iv)	168,020 shares of Pro Video (which represents a 99.95% Ownership Interest); and

	(v)	12 shares of MPME (which represents a 60% Ownership Interest),

"MPP"
together with such additional shares as may be issued in connection with any increase in the equity of any such Target Company in connection with the conversion of the Converted Shareholder Loans pursuant to Clause 3.1.14; means Media Pro Pictures S.A., a Romanian legal person, registered under the number J23/1058/2001, fiscal registration code CUI 9325987 and having its registered address at Buftea, Studioului Street, Building 1 on the set, 2nd Floor, Ilfov County, Romania;

"MPP Czech"
means Media Pro Pictures s.r.o., a limited liability company organized and existing under the laws of the Czech Republic, identification number 278 62 950, having its registered address at Prague 5, Kříženeckého nám. 1078/5A, Postal Code 152 00, the Czech Republic, registered in the Commercial Register maintained by the City Court in Prague, Section C, Insert 122487, and having the registered capital in the amount of CZK 200,000;

"MPP Czech Transfer Agreement"
means the Agreement on Transfer of the 100% Ownership Interest in MPP Czech (which corresponds to the entire registered capital of MPP Czech of CZK 200,000) between Media Pro Management and the Purchaser to be entered into on or before the Closing Date in the Agreed Form;

"MPS"
means Studiourile Media Pro S.A., a Romanian legal person, registered under the number J23/2525/2002, fiscal registration number 2788288 and having its registered address at Buftea, 1 Studioului Street, Ilfov County, Romania;

"Net Specific Related Parties’ Receivable/(Payable)"
means the amount equal to the Net Specific Related Parties’ Receivable/(Payable) as determined or agreed in accordance with the provisions of Schedule 9 and set out in the Adjustment Statement (which, for the avoidance of doubt, shall exclude any Assigned Receivable that is subject to a Set-Off);

"Ownership Interests"	means the shares, participation rights or other equity ownership interest of any person;

"Party" or "Parties"
means a party and collectively the parties to this Agreement, provided that, references to "Party" or "Parties" shall only include CME Romania when the term is used in Clause 9.6 and Clauses 13 to 27 (inclusive);

"Permitted Contracts"
means (i) any rental agreements with Specific Related Parties in effect on the Execution Date; (ii) any communications services contracts with Specific Related Parties in effect on the Execution Date; (iii) contracts, agreements or arrangements for the provision of management, consulting or similar services by Media Pro Management to any of the Target Companies in effect as of the Execution Date; and (iv) agreements for the provision of any other goods or services provided in the ordinary course on an arms' length basis by the Sellers and their Affiliates (excluding the Target Companies) to the Target Companies, provided that Permitted Contracts in the aggregate may not obligate the Target Companies to payments of more than EUR 100,000 per month;

"Programming Library"
means all programming, production, dubbing and other rights (including any commitments or options to acquire or renew any such rights in the future) held on behalf of the Media Pro Entertainment Business by the Target Companies or otherwise, including any receivables due from the sale or transfer of such rights;

"Pro Video"
means Pro Video S.R.L., a Romanian legal person, registered under the number J23/247/2002, fiscal registration number CUI 11277792 and having its registered address at Buftea, 1 Studioului Street, Building Studio Sunet, 1st Floor, Ilfov County, Romania;

"Purchase Consideration"	means the Cash Consideration, the Consideration Shares and the Warrant;

"Purchaser Protected Parties"	has the meaning set forth in Clause 10.1;

"RCC"	means the Romanian Competition Council;

"Real Properties"	means the properties owned or occupied by the Target Companies, particulars of which are set out in Schedule 5;

"Related Dispute"	has the meaning set forth in Clause 27.3;

"Remaining Shareholder Loans"	means such of the Shareholder Loans, other than the Converted Shareholder Loans, in the aggregate maximum principal amount of RON 18 million;

"Rodinka"
means Takova normalni rodinka s.r.o., a limited liability company organized and existing under the laws of the Czech Republic, with identification No. 279 32 702, having its registered seat at Prague 2, Kunĕtická 2534/2, Postal Code 120 00, registered in the Commercial Register maintained by the City Court in Prague, Section C, Insert 127421;

"RON"	means the lawful currency of Romania;

"Sale Securities"	means the MPM Securities and the MP BV Securities;

"Set-Off"	means the extinguishing of any Remaining Shareholder Loans by set off against any Assigned Receivable pursuant to Clause 3.1.16;

"Set-Off Amount"	means the aggregate principal amount of Remaining Shareholder Loans set off against any Assigned Receivable in any Set-Off;

"Shareholder Loans"	means the shareholder and related party loans set forth in Schedule 7 hereto, which shall all be assigned to Media Pro Management pursuant to Clause 3.1.14;

"Specific Related Parties"	means those entities, in which the Guarantor has direct or indirect ownership interests, having commercial relationships with MPE, set out in Schedule 15;

"Subscription Agreement"	means the Subscription Agreement between CME and the Sellers, to be entered into on or before the Closing Date in the Agreed Form attached as Schedule 12;

"Supplementary Disclosure Schedule"
means the disclosures made as of the Closing Date against the Warranties of the Sellers, which disclosures have been arranged in sections corresponding to the numbering and lettering of the applicable Warranty in Schedule 3 (and which shall also apply to other Warranties only to the extent that it is reasonably apparent from the face of the disclosure that such disclosure would also apply to such other Warranties);

"Target Companies"	means Domino, HMO, MPD, MPME, MPP, MPP Czech, MPS, Pro Video, Rodinka and Zmena;

"Target Deficit"	means an amount equal to RON 30 million;

"Tax" or "Taxes"
means any or all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Governmental Authority, which taxes shall include all income or profits taxes, payroll and employee withholding taxes, social and health insurance contributions, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, withholding taxes, securing taxes, transfer taxes and other governmental charges or obligations of the same or of a similar nature to any of the foregoing which are required to be paid, withheld or collected;

"Tax Authority"	means a Governmental Authority competent to impose or collect Taxes;

"Third Party Claim"	means any Claim against any Purchaser Protected Party by any person other than a Party to this Agreement;

"Total MPE Net Working Capital Deficit"	means the amount set forth in Schedule 9;

"Trademark Assignments"
means the Deed of Assignment to be signed on or before the Closing Date between the Purchaser or an Affiliate designated by it and the Guarantor in respect of the assignment to the Purchaser or such Affiliate of all right, title and interest to certain Media Pro Trademarks not currently owned and registered in the name of a Target Company;

"Transaction"	means the transaction set out in Clause 2;

"Transaction Documents"
means this Agreement, the Business Names Assignment, the Trademark Assignments, the Subscription Agreement and the Warrant, and all other documents entered into pursuant to or in connection with the foregoing;

"US Dollars" or "US$"	means the official currency for the time being of the United States of America;

"Warrant "	means the Common Stock Purchase Warrant in the Agreed Form attached as Schedule 13;

"Warranties"	means the warranties contained in Schedule 3 and each statement identified as a warranty in any other Transaction Document;

"Working Hours"	means the hours of 9:00 a.m. to 5:00 p.m. on a Business Day; and

"Zmena"
means Zmena s.r.o., a limited liability company organized and existing under the laws of the Czech Republic, with identification No. 279 40 284, having its registered seat at Prague 2, Vinohrady, Máchova 431/21, Postal Code 120 00, registered in the Commercial Register maintained by the City Court in Prague, Section C, Insert 128035.

1.2	In construing this Agreement, unless otherwise specified:

1.2.1	references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement;

1.2.2
references to a "person" shall be construed so as to include any physical or legal person, firm, company or other body corporate, government, state or agency of a Governmental Authority or any joint venture, association or partnership (whether or not having separate legal personality);

1.2.3	words in the singular include the plural and in the plural include the singular, and a reference to one gender includes a reference to the other gender;

1.2.4	a reference to any law, regulation, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.5
any reference to a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight (except for the days of time change lasting 25 or 23 hours which days shall be 25 or 23 hours respectively);

1.2.6	references to time are to Greenwich Mean Time;

1.2.7
a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) from time to time;

1.2.8	headings, sub-headings, recitals and titles are for convenience only and do not affect the interpretation of this Agreement;

1.2.9	references to documents being in writing shall not include e-mail;

1.2.10	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

1.2.11	the words "include", "includes", "including" and "in particular" shall be deemed in each case to be followed by the words "without limitation";

1.2.12	all obligations and liabilities on the part of the Sellers are joint and several and shall be construed accordingly; and

1.2.13	references to a "Party" or the "Parties" shall be construed as to include each of its permitted successors and permitted assignees.

1.3	The Schedules form an integral part of this Agreement and any reference to this Agreement shall include the Schedules.

2.	Transaction and Determination of Purchase Consideration

2.1
Subject to the terms and conditions herein, including the satisfaction of the Conditions Precedent, the Sellers agree to sell, and the Purchaser (relying on, amongst other things, the Warranties and undertakings in this Agreement) agrees to purchase, the Sale Securities with full title guarantee and the Intellectual Property in each case free from all Encumbrances and together with all rights and entitlements now or hereafter attaching thereto.

2.2	The consideration for the purchase by the Purchaser of the Sale Securities, as adjusted in accordance with Clause 2.3 (as so adjusted, the "Purchase Consideration") shall be apportioned as follows:

2.2.1	the payment of ten million US Dollars (US$10,000,000) in cash (the "Cash Consideration");

2.2.2	the issuance to the Sellers of two million two hundred thousand (2,200,000) Class A Common Shares in CME (the "Consideration Shares"); and

2.2.3	the issuance to the Sellers of the Warrant.

2.3
Following the Closing Date, the Estimated Adjustment Amount as detailed on the Closing Statement shall be reviewed and adjusted in accordance with Schedule 10. In the event that the Adjustment Amount is a deficit greater than the Target Deficit (as converted using the exchange rates in effect on the date of delivery of the Closing Statement), the Sellers shall reimburse in immediately available funds to an account notified to the Sellers by the Purchaser the amount by which such deficit exceeds the Target Deficit.

2.4
On Closing the Cash Consideration shall be paid in immediately available funds to the accounts of the Sellers notified to the Purchaser not less than five (5) Business Days prior to the Closing Date in the amounts described in Clause 2.5 and the Consideration Shares and the Warrant issued to the Sellers in accordance with the notice provided pursuant to Clause 3.1.24.

2.5
The parties agree that following the capitalization set out in Clause 3.1.14, the division of the Purchase Consideration between the Sellers may be adjusted to reflect each of the Sellers respective interests in the Target Companies.

3.	Conditions Precedent to Closing

3.1	The obligation of the Purchaser to consummate the Closing is conditional on the satisfaction or waiver of all of the following on or prior to the Longstop Date:

3.1.1
the Parties shall have received the written approvals (in a form reasonably satisfactory to the Purchaser) of the RCC in connection with the acquisition by the Purchaser of the Sale Securities, and such approval shall be in full force and effect as at the Closing Date;

3.1.2
each of the Sellers shall have obtained all necessary written consents, approvals or waivers (which for this purpose shall include the expiry of any period following a notification such that consent is deemed to be given or no consent is required) in relation to the execution and performance by each of them of this Agreement in accordance with its terms and each of the other Transaction Documents in accordance with their respective terms;

3.1.3
each of the Sellers shall have obtained all and any other authorizations, consents and approvals of any Governmental Authority or third party (which for this purpose shall include the expiry of any period following a notification such that consent is deemed to be given or no consent is required) for the consummation of the transactions contemplated by this Agreement;

3.1.4
there shall not be any injunction, decision, order or decree of any nature of any court or Governmental Authority, or any proceeding pending or threatened that could result in such an injunction, decision, order or decree, restraining, prohibiting or preventing any aspect of the Transaction;

3.1.5
there shall not have been any action, or any statute, law or regulation enacted by any Governmental Authority which would cause any Party to be unable to consummate any aspect of the Transaction, make any aspect of the Transaction illegal or prohibit, restrict or delay the consummation of any aspect of the Transaction;

3.1.6	the Purchaser or its Affiliate shall have received such opinions from its financial advisor reasonably satisfactory to the Purchaser with respect to the terms of the Transaction;

3.1.7	the Purchaser shall have received the Closing Statement containing the Estimated Adjustment Amount;

3.1.8
the Purchaser shall have received a certificate, dated as of the Closing Date, signed by duly authorized officers of each of the Sellers, as to the continued and valid existence of the Target Companies, certifying and attaching copies of:

(i)	the organizational documents of each Target Company; and

(ii)	each of the documents set out in Clauses 3.1.2 and 3.1.3;

3.1.9
the Sellers and their Affiliates shall have performed and complied in all respects with all covenants and agreements required by this Agreement or any of the other Transaction Documents to be performed or complied with by the Sellers or their Affiliates on or prior to the Closing Date;

3.1.10
the Warranties given by the Sellers shall be true and accurate in all material respects as of the Closing Date or, if not true, shall have been remedied (at the cost of the Sellers) to the reasonable satisfaction of  the Purchaser;

3.1.11	no event or circumstance, individually or in the aggregate, shall have occurred or be outstanding that may have a Material Adverse Effect;

3.1.12
all Encumbrances over any immovable or movable property owned by the Target Companies shall have been removed on or prior to the Closing Date and the Purchaser shall use its reasonable endeavours to assist in the removal of such Encumbrances, including at the sole discretion of the Purchaser, providing a loan to the Target Companies to assist with the repayment of any of their debt obligations;

3.1.13
subject to the Purchaser providing funding to the Target Companies of approximately Euro 18.5 million to repay the portion of the ING Existing Facility that is attributable to the Target Companies, the Target Companies ceasing to be parties, whether as borrowers or as guarantors, to the ING Existing Facility, and being released by the bank of any and all obligations under the ING Existing Facility and the ING Security Interests in a manner reasonably satisfactory to the Purchaser and the Purchaser shall use its reasonable endeavours to assist the Target Companies ceasing to be parties to the ING Existing Facility, being released from any and all obligations under the ING Existing Facility and the ING Security Interests, including at the sole discretion of the Purchaser, providing funding to the Target Companies to repay the portion of the ING Existing Facility that is attributable to the Target Companies in order to assist with such actions;

3.1.14	in respect of the Shareholder Loans:

(i)
the Guarantor procuring that any Shareholder Loans for which Media Pro Management is not already a creditor, is assigned to Media Pro Management by the entities set out in the column "Creditors" in Schedule 7 to Media Pro Management by way of legal assignment signed by all parties thereto and Media Pro Management, such that Media Pro Management shall become the creditor for all Shareholder Loans;

(ii)
Media Pro Management causing the Converted Shareholder Loans to be capitalized by the cancellation of such Converted Shareholder Loans in exchange for the issuance of new equity by the relevant Target Company; and

(iii)
Media Pro Management producing evidence reasonably satisfactory to the Purchaser that such capitalization has been completed, including the registration of such change in the equity of the relevant Target Company with the Romanian Trade Registry;

3.1.15
the Sellers shall have procured that Media Pro Management shall have delivered to the Purchaser evidence satisfactory to the Purchaser of the assignment to Media Pro Management of receivables owing from Specific Related Parties to the Target Companies that would otherwise constitute all or any part of the Gross Receivable by MPE from Specific Related Parties to be specified in Schedule 9;

3.1.16
Media Pro Management extinguishing such of the Remaining Shareholder Loans whose aggregate principal amount is equal to the amount of any Gross Receivable by MPE from Specific Related Parties in a maximum aggregate amount equal to the Set-Off Amount and producing evidence reasonably satisfactory to the Purchaser confirming the extinguishment of such remaining Shareholders Loans and the corresponding Assigned Receivables;

3.1.17
any Remaining Shareholder Loans not extinguished in connection with Clause 3.1.16 above shall have been assigned to the Purchaser or one of its Affiliates by way of an agreement signed by all the parties to the relevant Remaining Shareholder Loan and the Purchaser or one of its Affiliates and any Assigned Receivable that is not the subject of a Set-Off and included in the Set-Off Amount shall be included in the Closing Statement;

3.1.18	all immovable property owned by MPS and/or MPP as described in Schedule 5 to this Agreement shall have been duly registered with the relevant Romanian land book in accordance with Romanian law;

3.1.19
the Sellers shall have used their best efforts to obtain a written confirmation from InterCom Rt. with respect to maintaining the continued existence and full force and effect of that certain license agreement between Pro Video and InterCom Rt. after the Closing of the Transaction shall have been obtained, in a form acceptable to the Purchaser;

3.1.20
Warner Home Video shall have been duly notified with respect to the Transaction and a written confirmation from Warner Home Video with respect to maintaining the continued existence and full force and effect of that certain Home Video Distribution License Agreement no.284/01.12.2006 between Warner Home Video and Pro Video shall have been obtained, in a form acceptable to the Purchaser, it being acknowledged by the Purchaser that Warner Home Video may, at its sole discretion, immediately terminate the License Agreement in accordance with its terms;

3.1.21
Panavision International LP, Panavision Europe Limited and Lee Lightning LTD shall have been duly notified by the Sellers with respect to the Transaction and written confirmation from such entities with respect to maintaining the agreement to appoint representatives dated 21 June 2006 between such respective entities and MPS shall have been obtained, in a form acceptable to the Purchaser;

3.1.22
the change in the shareholding structure of Domino, pursuant to which MPP shall own fifty-two percent (52%), Mihai Cociasu shall own twenty-four and a half percent (24.5%) and Pov Shahar Segal Productions shall own twenty-four and a half percent (24.5%), shall have been duly registered with the Romanian Trade Registry;

3.1.23	the Sellers shall have procured that Media Pro Music & Events s.r.l. shall have transferred to MPME all assets necessary to operate the business of MPME as carried on at the Closing Date; and

3.1.24
subject to Clause 2.5, at least 20 days prior to Closing, the Sellers shall provide a written notice to the Purchaser and CME setting out the number of Consideration Shares and Warrant Shares that each Seller shall receive at Closing.

3.2	The obligation of the Sellers to consummate the Closing is conditional on the satisfaction or waiver of all of the following on or prior to the Longstop Date:

3.2.1
the Purchaser shall have obtained all necessary written consents, approvals or waivers in relation the execution and performance by the Purchaser of this Agreement and each of the other Transaction Documents in each case in accordance with their respective terms;

3.2.2
there shall not be any injunction, decision, order or decree of any nature of any court or Governmental Authority, or any proceeding pending or threatened that could result in such an injunction, decision, order or decree, restraining, prohibiting or preventing any aspect of the Transaction;

3.2.3
there shall not have been any action, or any statute, law or regulation enacted by any Governmental Authority which would cause any Party to be unable to consummate any aspect of the Transaction, make any aspect of the Transaction illegal or prohibit, restrict or delay the consummation of any aspect of the Transaction;

3.2.4
the Purchaser and its Affiliates shall have performed and complied in all respects with all covenants and agreements required by this Agreement or any of the other Transaction Documents to be performed or complied with by the Purchaser or its Affiliates on or prior to the Closing Date;

3.2.5
the Warranties given by the Purchaser shall be true and accurate in all material respects as of the Closing Date or, if not true, shall have been remedied (at the cost of the Purchaser) to the reasonable satisfaction of the Sellers;

3.3
Insofar as permitted under applicable law, the Purchaser may, in its sole discretion, at any time waive, in whole or in part, conditionally or unconditionally, any of the Conditions Precedent set out in Clauses 3.1.1 to 3.1.22 (inclusive) by notice in writing to the Sellers.

3.4
Insofar as permitted under applicable law, the Sellers may, in their sole discretion, at any time waive, in whole or in part, conditionally or unconditionally, any of the Conditions Precedent set out in Clauses 3.2.1 to 3.2.5 (inclusive) by notice in writing to the Purchaser.

3.5	The Parties shall keep each other fully informed and up to date with respect to their progress toward the satisfaction of the Conditions Precedent.

3.6	The Purchaser and the Sellers shall actively and positively cooperate with respect to the satisfaction of the Condition Precedent set out in Clause 3.1.1 and in particular:

(i)	the Sellers shall provide all information and documents requested by the Purchaser in order to facilitate the prompt submission of all notifications and submissions to the RCC; and

(ii)
the Sellers shall not, without the prior approval of the Purchaser (which approval shall not be unreasonably withheld or delayed), communicate with the RCC or make any filing, submission or notification in connection with the Transaction.

3.7
The Sellers shall use their best endeavors to satisfy the Conditions Precedent for which they are responsible but in the event that the Sellers becomes aware that they will not be able to satisfy the Conditions Precedent on or before the Longstop Date, the Sellers shall promptly, and in any event not less than three (3) Business Days before the Longstop Date, give written notice to the Purchaser of their inability to satisfy such Conditions Precedent.

3.8
If any Conditions Precedent have not been satisfied (or have not been waived in accordance with Clauses 3.3 or 3.4) on or before the Longstop Date, this Agreement shall, unless otherwise agreed by the Parties in writing, terminate and the provisions of Clause 9 shall apply.

4.	Closing

4.1
The Parties shall cause the Closing to occur promptly after the date on which the last of the Conditions Precedent have been satisfied or waived in accordance with this Agreement, but in any event no later than either: (i) the end of the month in which the Conditions Precedent are satisfied or waived provided that the Conditions Precedent are satisfied or waived before the 21st calendar day of that month; or (ii) the end of the following month if the Conditions Precedent are satisfied or waived after the 21st calendar day of a month (the "Closing Date").

4.2
The Closing shall take place on the Closing Date at the offices of Media Pro Management at 109 Pache Protopopescu Blv., 6th Floor, sector 2, Bucharest, Romania , or at such other location as agreed by the Parties.

4.3	The Sellers shall deliver the Closing Statement to the Purchaser at least three (3) Business Days prior to the Closing.

4.4	The Sellers shall deliver a substantially final version of the Supplementary Disclosure Schedule to the Purchaser at least three (3) Business Days prior to the Closing.

4.5
All deliveries of documents and actions contemplated by this Clause to take place at Closing shall be deemed to have taken place simultaneously as part of a single transaction, none of which shall be considered to have taken place unless and until all such actions shall have taken place, provided that the Purchaser shall have no obligation to pay or effect any of the Purchase Consideration until all Conditions Precedent have been satisfied or waived, and all of the actions of the Sellers set out in Clauses 4.6 and 4.7 have been satisfied.

4.6	On the Closing Date, the Sellers shall deliver or shall procure the delivery to the Purchaser of:

4.6.1	(i)
all necessary instruments of transfer for each Target Company in respect of the Sale Securities, including without limitation, the MPP Czech Transfer Agreement and the MPE Romanian Transfer Agreements (governed by the law of the relevant jurisdiction applicable to such transfer), duly executed and completed by the corresponding Seller in favour of the Purchaser (or in favour of any Affiliate of the Purchaser as the Purchaser shall direct in writing to the applicable Seller in respect of some or all of the Sale Securities), together with the applicable resolutions adopted pursuant to Clause 4.7;

(ii)	any and all duly executed powers of attorney or other authorities under which any of the instruments of transfer have been executed; and

(iii)
further to Clauses 3.1.2 and 3.1.3, certified copies of all other necessary authorizations, waivers and consents in respect of the sale of the MPM Securities and MP BV Securities and the execution of the instruments of transfer in respect of them;

4.6.2	a closing certificate in the form attached hereto in Schedule 2 and, if reasonably requested by the Purchaser, other confirmations or evidence of the satisfaction of the Conditions Precedent;

4.6.3	a certified copy of the updated registers of Ownership Interests of each of:

(i)	MPP evidencing its 10% Ownership Interest in MPD;

(ii)	MPP evidencing its 81.47% Ownership Interest in MPS;

(iii)	MPP evidencing its 51% Ownership Interest in Domino;

(iv)	Pro Video evidencing its 40% Ownership Interest in MPME;

(v)	Pro Video evidencing its 100% Ownership Interest in HMO;

(vi)	MPP Czech evidencing its 51% Ownership Interest in Rodinka;

(vii)	MPP Czech evidencing its 51% Ownership Interest in Zmena,

subject to the Ownership Interests set out in this Clause 4.6.3 being amended pursuant to the capitalization of the Converted Shareholder Loans as contemplated in Clause 3.1.14 of this Agreement;

4.6.4	one (1) counterpart of each of the Trademark Assignments signed by the Guarantor and Media Pro Music & Events SRL (as applicable);

4.6.5	one (1) counterpart of the Business Name Assignment signed by the Sellers and the Guarantor;

4.6.6	one (1) counterpart of the Subscription Agreement duly executed by the Sellers;

4.6.7	the Supplementary Disclosure Schedule, if any;

4.6.8
written resignations of each of the directors and statutory executives of any Target Company designated by the Purchaser to the Sellers at least five (5) days before the Closing Date to take effect on the Closing Date, in a form satisfactory to the Purchaser; and

4.6.9
signed notices of termination from each of Media Pro Management and MP BV with regard to any contracts, agreements or arrangements for the provision of management, consulting or similar services by Media Pro Management or MP BV to any of the Target Companies, effective as of the Closing Date, except: (i) in relation to the Permitted Contracts; or (ii) where the terms of any extension of such agreements or arrangements are approved by the Board of Directors of CME prior to entry into such extension.

4.7	On or before the Closing Date, the Sellers shall procure that a shareholders meeting of each of MPP, MPD, Pro Video and MPME are held to decide on the following matters:

4.7.1
approving the execution of the Transaction as well as any relevant documents to ensure the registration of the transfer of the Sale Securities from the Sellers to the Purchaser or any of its Affiliates;

4.7.2	acknowledging the waiver by the current shareholders of each relevant Target Company of their pre-emption rights on the sale of shares as provided under the constitutive acts of such Target Companies;

4.7.3	revoking as a result of their resignation the directors and statutory executives as indicated by the Purchaser at least five days before the Closing Date;

4.7.4	appointing the individuals designated by the Purchaser at least five (5) Business Days before the Closing Date;

4.7.5	appointing internal auditors for the Target Companies;

4.7.6	approving the restated constitutive acts of the Target Companies evidencing the new shareholding pursuant to the Closing and all other amendments to the respective constitutive acts agreed herein;

4.7.7	granting powers of attorney for the person(s) who is/are empowered to sign and execute all Transaction related documents; and

4.7.8	with respect to MPP only, ratifying all prior shareholder resolutions taken in meetings where certain shareholders of MPP have been represented by the directors of MPP.

4.8	On the Closing Date, the Purchaser shall, or shall procure that its relevant Affiliate shall:

4.8.1	pay the Cash Consideration;

4.8.2
deliver, in accordance with the written notice delivered pursuant to Clause 3.1.24 (unless delivery in accordance with the aforementioned written notice is contrary to any applicable law, regulation or direction of any relevant stock exchange or regulator, in which case the delivery shall be in accordance with such law, regulation or direction and where there is discretion that could be exercised, such discretion to be exercised only by the Purchaser and CME):

(i)	one (1) counterpart of the Subscription Agreement duly executed by CME to each of the Sellers;

(ii)	the Warrant to the Sellers;

(iii)	certificates representing two million two hundred thousand (2,200,000) Class A Common Shares, evidencing the number of shares in CME issued to the Sellers, each registered in such Seller's name;

4.8.3	deliver one (1) counterpart of each of the Trademark Assignments signed by the Purchaser or an Affiliate of the Purchaser (as applicable);

4.8.4	deliver one (1) counterpart of the Business Name Assignment signed by the Purchaser or an Affiliate of the Purchaser (as applicable); and

4.8.5	deliver a closing certificate in the form attached hereto in Schedule 2.

4.9	On the Closing Date, CME Romania shall deliver:

4.9.1
all necessary instruments of transfer (governed by the law of the relevant jurisdiction applicable to such transfer) in respect of the transfer of its 8.7% Ownership Interest in Media Pro Management and its 10% Ownership Interest in MP BV, duly executed and completed by CME Romania in favour of the Guarantor or a party designated by it;

4.9.2	any and all duly executed powers of attorney or other authorities under which any of the instruments of transfer have been executed to the Guarantor or a party designated by it; and

4.9.3	one (1) counterpart of a deed of termination and release in relation to the pledge agreement between CME Romania and the Guarantor dated August 11, 2006 to the Guarantor.

4.10
On the Closing Date, the Purchaser shall procure that Adrian Sarbu shall be appointed as Executive Chairman of the company directly owning or controlling Media Pro Entertainment Business for an initial term of five (5) years effective from the Closing, which term may be renewed by the Purchaser in its sole discretion.

4.11
If Closing does not take place by 5:00 p.m. on the Closing Date (or such later time as the Parties may agree in writing) because the Sellers fail to comply with any of their obligations under this Clause, the Purchaser may, in its sole discretion, by written notice to the Sellers:

4.11.1	postpone Closing to a later date (being a date not later than the Longstop Date); or

4.11.2	terminate this Agreement, in which case the provisions of Clause 9 shall apply.

5.	Obligations Prior to Closing

5.1	From and including the Execution Date and up to and including the earlier of the Closing Date and the Longstop Date, the Sellers shall (on their own behalf and on behalf of any Affiliates):

5.1.1	procure that the Media Pro Entertainment Business shall be conducted in the ordinary course;

5.1.2
use their respective best efforts to preserve and protect the assets (including the Intellectual Property and the Real Properties) necessary for the operation of the Media Pro Entertainment Business and in particular maintain in force all insurance policies in respect thereof and not knowingly default under any provision thereof, and duly give notice to the Purchaser of and maintain any Claims under any such insurance policies;

5.1.3
procure that each of the Target Companies will not undertake any action that may constitute a breach of any of the Media Pro Authorizations or any other applicable licences or authorizations necessary for the operation of the Media Pro Entertainment Business;

5.1.4	not dispose of or grant any option or right of pre-emption in respect of any part of their assets, including, without limitation, the Ownership Interests in the Media Pro Entertainment Business;

5.1.5
not grant, issue or redeem any mortgage or other Encumbrance, Ownership Interest, debenture or other security, or give any guarantee or indemnity or otherwise agree to secure any obligation of a third party (except, in respect of any indemnity, in the ordinary course of business), or create any Encumbrance over any of its assets or undertakings or agree to do any of the same;

5.1.6
not create, allot, issue, acquire, repay or redeem any capital or any capital convertible into Ownership Interests (other than pursuant to Clause 3.1.14), or merge or consolidate with a corporate body or any other person, enter into any demerger transaction or agree, arrange or undertake to do any of those things;

5.1.7
provide the Purchaser with full access to such information and personnel as the Purchaser shall reasonably request in connection with the acquisition of the Media Pro Entertainment Business, the Sale Securities and the transactions contemplated hereby;

5.1.8
procure that the companies (including all Target Companies) operating within the Media Pro Entertainment Business shall not do any of the items described in Clause 5.2 without the prior written consent of the Purchaser;

5.1.9	not cause or do any act or thing, the commission of which would constitute a breach of any Warranty contained herein or which would make any such Warranty inaccurate at the Closing Date;

5.1.10
on becoming aware prior to the Closing Date of the occurrence of any matter, event or circumstance which would constitute a breach of any of the Warranties hereunder or which would make any of such Warranties inaccurate at the Closing Date, promptly give written notice of such matter, event or circumstance to the Purchaser before the Closing Date with sufficient details to enable the Purchaser to assess accurately the impact of such matter, event or circumstance and the Sellers shall use their best endeavors to promptly remedy the same; and

5.1.11	take such other actions as are required in order to consummate the Transaction and to give full effect to this Agreement.

5.2
The Sellers shall procure that each of the Target Companies, during the period from and including the Execution Date up to and including the Closing Date, shall not, without the prior written consent of the Purchaser:

5.2.1	take any action that is likely to have a Material Adverse Effect;

5.2.2
permit any Target Company to enter into, extend or amend any contract or commitment, or series of related contracts or commitments, with any Affiliate or any other connected or related person with a value exceeding one hundred thousand US Dollars (US$100,000) or its equivalent in any other currency;

5.2.3
borrow any additional money, draw down on any existing facilities or make any payments out of or drawings on their bank account(s) (except routine or committed payments) or amend or agree to amend (other than in compliance with the terms of this Agreement) the terms of any borrowing or indebtedness in the nature of borrowing from third parties or Affiliates. For the avoidance of doubt, the restrictions set out in this Clause 5.2.3 shall apply to any actions in relation to the ING Existing Facility;

5.2.4	grant or terminate any lease or third party right in respect of any of the assets owned by or on behalf of the Media Pro Entertainment Business;

5.2.5	enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms except in the ordinary course of business;

5.2.6
make any material change in the terms and conditions of employment or pension or other benefits of its employees or the terms of any consulting agreement (other then those which would be required by law and those made pursuant to any annual salary review, such review being consistent with past practices) or terminate the employment of any of the employees or consultant (except for cause or pursuant to any Transaction Document);

5.2.7
enter into any agreement or arrangement with any unaffiliated third party other than in the ordinary course of business consistent with past practice or, except for Permitted Contracts, enter into any contract, agreement or relationship with a Specific Related Party;

5.2.8	declare, make or pay any dividend or other distribution; or

5.2.9
save only as may be necessary to give effect to this Agreement or to the extent the Purchaser has consented or agreed, cause or do any act or thing the commission of which would constitute a breach of any of the Warranties herein or which would make any of such Warranties inaccurate at the Closing Date.

5.3
CME Romania shall not, from and including the Execution Date up to and including the Closing Date, dispose of or grant any option or right of pre-emption or any other  Encumbrance in respect of any of the shares held by CME Romania in MPM and MP BV, respectively.

6.	Warranties

6.1	Except to the extent fairly disclosed in the Disclosure Schedule, the Sellers jointly and severally warrant to the Purchaser that each statement:

6.1.1	applicable to them contained in Part A of Schedule 3 is true and accurate in every respect and not misleading as of the Execution Date; and

6.1.2	contained in Part B of Schedule 3 is true and correct in every respect and not misleading as of the Execution Date.

6.2	Except to the extent fairly disclosed in the Supplementary Disclosure Schedule, the Sellers jointly and severally warrant to the Purchaser that each statement:

6.2.1	applicable to them contained in Part A of Schedule 3 is true and accurate in every respect and not misleading as of the Closing Date; and

6.2.2	contained in Part B of Schedule 3 is true and correct in every respect and not misleading as of the Closing Date.

6.3	The Purchaser warrants to the Sellers that each statement applicable to it contained in Part A of Schedule 3 is true and accurate in every respect and not misleading as of the Execution Date.

6.4	The Purchaser warrants to the Sellers that each statement applicable to it contained in Part A of Schedule 3 is true and accurate in every respect and not misleading as of the Closing Date.

7.	Sellers' Undertakings and Post-Closing Covenants

7.1
The Parties acknowledge that the Purchaser and the other Affiliates of CME are subsidiaries of a U.S. reporting company and as such will be required to comply with certain U.S. securities, anti-money laundering, anti-corruption and other applicable laws. In particular, the Parties acknowledge and the Sellers and their Affiliates agree that:

7.1.1
no member of the Media Pro Entertainment Business will use or offer to use, directly or indirectly, any funds for any unlawful contribution, gift, entertainment or other unlawful payment to any foreign or domestic government official or employee, or any political party, party official, political candidate or official of any public international organization in violation of any applicable law, including, as applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended; and

7.1.2
each member of the Media Pro Entertainment Business has and will enforce the anti-bribery compliance program of CME, which is designed to detect and prevent any violations of applicable anti-bribery laws and which includes the adoption and implementation of a policy against violations of applicable anti-bribery laws, periodic training of appropriate officers and employees, appropriate due diligence requirements on the retention and oversight of agents and business partners, periodic testing of the effectiveness in detecting and reducing violations of applicable anti-bribery laws and the internal controls system and compliance policy of CME and reporting if any of the directors, officers, senior managers or agents of the Media Pro Entertainment Business becomes a foreign or domestic government official or employee, except for such an official or employee in a governmental position that has no relevance to the Media Pro Entertainment Business.

7.2
The Sellers undertake to the Purchaser not to make or pursue any claim against the Target Companies or their respective subsidiaries or their respective directors, officers, employees or agents in connection with assisting the Sellers in giving the Warranties and/or entering into this Agreement or any documents entered into pursuant to this Agreement.

7.3
The Sellers covenant with the Purchaser that they shall not, and procure that their Affiliates shall not, for a period of five (5) years from the date of this Agreement and without the prior written consent of the Purchaser:

(i)	within any territory in which CME or its Affiliates is operating or intends to operate during such period:

(a)	compete directly or indirectly with the Media Pro Entertainment Business;

(b)
enter directly or indirectly into negotiations, or enter into any contractual or other business arrangement with any third party to offer services that may compete with the Media Pro Entertainment Business;

(c)	directly or indirectly own, manage, operate, participate in, consult with or work for any business which is engaged in the same business as the Media Pro Entertainment Business;

(d)
attempt to induce, entice or solicit any current consignors, suppliers, contractors, consultants or customers away, in whole of part, from the Purchaser; or interfere or attempt to interfere with relations between the Purchaser and such consignors, suppliers, contractors, consultants or customers; and

(e)
do or say anything which is harmful to the goodwill of the Media Pro Entertainment Business which may lead a person who has dealt with any of the Target Companies at any time during the twenty-four (24) months prior to the date of this Agreement to cease to deal with the Target Companies on substantially equivalent terms to those previously offered or at all; and

(ii)
hire, make an offer, solicit, recruit or otherwise endeavour to entice away from the Purchaser, its Affiliates or any of the Target Companies or their Affiliates any person who is a director, officer or employee of the Purchaser, its Affiliates or any of the Target Companies or their Affiliates, whether or not such person would commit a breach of contract by reason of leaving service, and the Sellers further covenant with the Purchaser that they shall not, and procure that their Affiliates shall not, assist any other person to do any of the foregoing acts.

7.4	Each and every obligation under Clause 7.3 shall be treated as a separate obligation and shall be severally enforceable as such.

8.	Purchaser Undertakings & Post-Closing Covenants

The Purchaser shall, and shall procure that its Affiliates shall, ensure:

8.1.1
that CME, to the extent permitted by applicable law, maintains the Media Pro business name and brands assigned pursuant to the relevant Trademark Assignments and operates the content division of CME under such business name;

8.1.2	the timely performance of the obligations of CME under the Film Production and Financing Terms and the post-closing items set out in further detail in Schedule 8;

8.1.3	that MPP, MPS and any other Target Company provide support to Universitatea de Media in Bucharest, Romania at substantially the same levels as are provided by such Person on the Execution Date; and

8.1.4
that MPS continues to preserve the inherited archive of costumes and set designs and props existing as on the Execution Date from productions undertaken by MPS prior to its privatization in 1997 in substantially the same manner as on the Execution Date.

9.	Termination

9.1	This Agreement may be terminated at any time by mutual written consent of the Parties.

9.2	In the event that:

9.2.1	the substantially final version of the Supplementary Disclosure Schedule that is delivered pursuant to Clause 4.4 contains or refers to a fact or matter; or

9.2.2	in the period between the Execution Date and Completion Date, the Purchaser becomes aware of or is notified pursuant to Clause 5.1.10 of a fact or matter,

that in the reasonable opinion of the Purchaser is materially adverse to the assets, business, results of operations, financial condition or prospects of the Media Pro Entertainment Business; the Purchaser shall have the right to terminate this Agreement subject to the Purchaser immediately notifying the Sellers that the Purchaser has formed such an opinion and for a period of twenty Business Days after service of such notice, the parties shall negotiate in good faith to avoid termination of this Agreement.  In the event that the parties fail to agree the terms on which termination of this Agreement would be avoided within such period, the Purchaser shall be entitled at its sole discretion to proceed with the termination of this Agreement immediately upon notice to the Sellers.  For the avoidance of doubt, any fact or matter referred to in Clauses 9.2.1 or 9.2.2 that in the reasonable opinion of the Purchaser shall be considered to be materially adverse to the assets, business, results of operations, financial condition or prospects of the Media Pro Entertainment Business shall include any event, act or omission that will result in a liability or loss of EUR 100,000 to Media Pro Entertainment Business that is not compensated or remedied by the Sellers to the satisfaction of the Purchaser within twenty Business Days of the delivery of the notice referred to in this Clause 9.2.

9.3	Without prejudice to Clause 9.1 and subject to Clause 9.2, this Agreement may be terminated:

9.3.1
at any time prior to the Closing Date by the Sellers if there has been a material breach of any covenant, warranty or other obligation of the Purchaser hereunder or under any other Transaction Document and such breach shall not have been cured with five (5) Business Days of the Purchaser becoming aware of such breach or after receipt of notice from the Sellers specifying the breach and requesting that such breach be remedied; and

9.3.2
at any time prior to the Closing Date by the Purchaser, if there has been a material breach of any covenant, representation or warranty or other obligation of the Sellers hereunder or under any other Transaction Document and such breach shall not have been cured with five (5) Business Days of the Sellers becoming of such breach or after receipt of notice from the Purchaser specifying the breach and requesting that such breach be remedied.

9.4	This Agreement shall terminate automatically on the Longstop Date if any Condition Precedent shall not have been satisfied or waived prior to such date as a result of:

9.4.1	any action or failure to act on the part of the Purchaser (other than any such action or failure to act that is due to the gross negligence or willful misconduct of the Seller); and

9.4.2	any action or failure to act on the part of the Seller (other than any such action or failure to act that is due to the gross negligence or willful misconduct of the Purchaser).

9.5	Clauses 6 and 10 to 27 (inclusive) and Schedule 3 shall survive termination of this Agreement.

9.6
Each Party's further rights and obligations under this Agreement shall cease immediately on termination of this Agreement, but termination shall not affect a Party's rights and obligations which have accrued prior to the date of termination or rights and obligations under any of the surviving provisions set out in Clause 9.5.

10.	Indemnity

10.1
The Sellers shall indemnify and keep indemnified the Purchaser and its Affiliates and subsidiaries, and their respective representatives, officers, directors, shareholders and Controlling persons (the "Purchaser Protected Parties") from and against all costs, Claims, demands, damages, expenses, penalties, fines, liabilities, losses and diminution in value (including the fees and expenses of investigation and counsel), whether or not involving a Third Party Claim, (collectively, "Losses") whatsoever arising out of or in connection with:

10.1.1	any false, incorrect or misleading Warranty made by the Sellers or any of their Affiliates;

10.1.2	any breach or non-fulfillment of any covenant or undertaking in this Agreement or any other Transaction Documents by the Sellers or any of its Affiliates;

10.1.3
any and all liability whatsoever, however imposed, whether paid by the Purchaser, its Affiliates or any of the Target Companies in respect of any fraudulent or criminal act or omission by the Sellers or any of their Affiliates or any officer, director, representative, employee or agent thereof in respect of the ownership and operation of the Media Pro Entertainment Business; and

10.1.4	any items subject to indemnifications as identified in Clauses 10.2.

10.2
In addition to the foregoing provisions of Clause 10.1, without limiting the generality of such provisions, the Sellers agree to indemnify and hold harmless the Purchaser Protected Parties against any Losses in respect of:

10.2.1
any and all liability whatsoever, however imposed (including any Claim asserted or deficiency assessed against or collected from or paid by the Purchaser or the Target Companies), in respect of any Taxes (including any penalties, interest and fines thereon, whenever accrued in respect of the Media Pro Entertainment Business) of the Target Companies for any and all periods up to and including the period ending on the Closing Date in respect of the Media Pro Entertainment Business (including in connection with any Tax return filed after the Closing Date in respect of the Media Pro Entertainment Business for any period prior to the Closing Date), except for payments in respect of VAT, withholding tax, CIT and PIT and any penalties in respect thereon that are properly provided for in the Management Accounts dated as at 30 June 2009;

10.2.2
any Claims by or on behalf of any owner or former owner of interests in the capital of the Target Companies in respect of the ownership of Ownership Interests of the Target Companies in connection with an act, omission, event or circumstance occurring or existing on or prior to the Closing Date;

10.2.3
except as fairly disclosed in paragraph 10.2.3 of Schedule 4, any Third Party Claims in respect of the Intellectual Property of the Media Pro Entertainment Business or the Media Pro Trademarks in connection with an act, omission, event or circumstance occurring or existing on or prior to the Closing Date;

10.2.4
except as fairly disclosed in paragraph 10.2.4 of Schedule 4, any court action or proceeding, arbitration, litigation, investigation or suit (whether civil, criminal or administrative) by any Governmental Authority in respect of any act, omission, event or circumstance relating to the period on or before the Closing Date in respect of the Media Pro Entertainment Business; and

10.2.5
any revocation, cancellation, restriction or impairment to any of the Media Pro Authorizations arising from an act, omission, event or circumstance that occurred or was in existence on or before the Closing Date.

10.3
Any Claim under Clause 10.1 or 10.2 shall be asserted by written notice from the Purchaser Protected Party asserting such Claim (the "Indemnified Party") to the Party from whom indemnification is sought.

10.4
The notice referred to in Clause 10.3 shall include information regarding the nature and basis for the Indemnity Claim and the amount of Losses demanded (estimating, to the extent reasonably practicable, the Indemnified Party's calculation of the Losses thereby suffered by it).

11.	Limitations on Liability

11.1	The Sellers shall not be liable for a Claim in respect of:

11.1.1
a Warranty contained in paragraph 10 of Schedule 3 unless the Purchaser has notified the Sellers or either of them of such Claim not later than three (3) months after the expiry of the period specified by law during which an assessment of that liability to Tax may be issued by the relevant Tax Authority; and

11.1.2	any other Warranty unless the Purchaser has notified the Sellers or either of them of the Warranty Claim within 36 months of the Closing Date.

11.2	The provisions of Clause 11.1 shall not apply in any way to the Warranties contained in Part A of Schedule 3 or in paragraphs 1, 14 or 17 of Part B of Schedule 3.

11.3	The maximum liability of the Sellers to the Purchaser and its Affiliates for any Losses arising from or related to:

11.3.1	any false, incorrect or misleading Warranty; and

11.3.2	any other breach of a term of this Agreement and indemnification relating to such matters,

shall be the amount of Losses suffered.

11.4	Nothing in this Clause 11 shall have the effect of limiting the liability of the Sellers in respect of any Claim arising as a result of fraud, willful misconduct or willful concealment.

11.5	The Sellers shall not be liable for a Claim in respect of a Warranty:

11.5.1	to the extent that the Purchaser has received payment under an valid insurance policy in respect of such Claim;

11.5.2
if the Claim results from an act by the Sellers undertaken at the specific request or direction of the Purchaser provided that that the Sellers have not deviated from that specific request or direction;

11.5.3	to the extent the matter giving rise to the Claim would not have arisen but for the passing of, or change in applicable law occurring after the Closing Date;

11.6	The Purchaser shall not be entitled to recover more than once in respect of a particular Claim.

12.	Guarantee

12.1
In consideration of the Purchaser entering into this Agreement, the Guarantor irrevocably and unconditionally guarantees to the Purchaser the due and punctual performance of all present and future liabilities and obligations of the Sellers contained in or arising from Clauses 2, 3, 4, 5, 6, 7, 10 and 23 and Schedule 3 of this Agreement and Sections 2, 4 and 6 of the Subscription Agreement (the "Guaranteed Obligations").

12.2
If for any reason the Sellers fail to observe the timely performance of any or all of the Guaranteed Obligations, the Guarantor will within ten Business Days after receiving a demand in writing from or on behalf of the Purchaser fulfil or procure fulfilment of all such Guaranteed Obligations of the Sellers in compliance with the terms of this Agreement and so that the same benefits shall be conferred on the Purchaser as they would have received if such Guaranteed Obligations had been duly performed and satisfied by the Sellers in a timely manner and will indemnify and keep indemnified the Purchaser from and against all liabilities, damages, costs, claims, losses and expenses incurred or suffered by the Purchaser in connection with the failure by the Sellers to observe the timely performance of any such Guaranteed Obligation.

12.3
The Guarantor's obligations under Clauses 12.1 to 12.2 (inclusive) are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or intermediate or partial settlement of account by, or a change in the constitution or control of, or merger or consolidation with any other person of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Seller(s).

12.4
The Guarantor's liabilities under Clauses 12.1 to 12.2 (inclusive) are not affected by an arrangement which the Purchaser may make with the Seller(s) or with another person which (but for this Clause 12.4) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

12.5
Without affecting the generality of Clause 12.4, the Purchaser may at any time as it thinks fit and without reference to the Guarantor and without prejudice to the Guarantor's obligations under this Clause 12:

12.5.1
grant a time for payment or any other indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Seller(s) under this Agreement, any document delivered pursuant to this Agreement or any other Transaction Document;

12.5.2	give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Purchaser;

12.5.3	discharge a party to other securities or guarantees held by the Purchaser and realise all or any of those securities or guarantees; and

12.5.4	compound with, accept compositions from and make other arrangements with the Seller(s) or a person or persons liable on other securities or guarantees held or to be held by the Purchaser.

12.6
So long as the Seller(s) is/are under an actual or contingent obligation to the Purchaser under this Agreement, any document delivered pursuant to this Agreement or any other Transaction Document, the Guarantor shall not exercise a right which he may at any time have by reason of the performance of his obligations under Clauses 12.1 to 12.2 (inclusive) to be indemnified by the Seller(s), to claim a contribution from another surety of the obligations of the Seller(s) or to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of the Purchaser's rights under this Agreement, any document delivered pursuant to this Agreement or any other Transaction Document.

12.7
The Guarantor's liabilities under Clauses 12.1 to 12.2 (inclusive) are not affected by the avoidance of an assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

12.8
Subject to Clause 12.2, the Guarantor waives any right he may have of first requiring the Purchaser (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 12.  Subject to Clause 12.2, this waiver applies irrespective of any applicable law or any provision of the Agreement, any document delivered pursuant to this Agreement or any other Transaction Document.

13.	Notices

13.1	Any notice or other communication to be given under this Agreement shall be in writing, in the English language, and shall be deemed to have been duly given to a Party:

13.1.1	on receipt, when delivered personally;

13.1.2	on the next following Business Day following being transmitted by facsimile with suitable proof of transmission; or

13.1.3	three Business Days following being sent by an international courier service.

13.2	For the purposes of this Clause, the authorized address and facsimile details of the Parties shall be as follows:

if to the Purchaser:

CME Production B.V.
Dam 5b
Amsterdam JS 1012
The Netherlands

Attn: Director

Tel.: +31 20 626 8867
Facsimile: +31 20 423 1404

with a copy to:

Central European Media Enterprises Ltd.
c/o CME Development Corporation
52 Charles Street
London W1J 5EU
United Kingdom
Attn: General Counsel

Tel.: +44 207 127 5834
Facsimile: +44 207 127 5801

if to CME Romania:

CME Romania B.V.
Dam 5b
Amsterdam JS 1012
The Netherlands

Attn: Director

Tel.: +31 20 626 8867
Facsimile: +31 20 423 1401

with a copy to:

Central European Media Enterprises Ltd.
c/o CME Development Corporation
52 Charles Street
London W1J 5EU
United Kingdom
Attn: General Counsel

Tel.: +44 207 127 5834
Facsimile: +44 207 127 5801

if to Media Pro Management: 7-9 Prof. Dimitrie Gerota Street, 1st |Floor,District 2, Bucharest Romania Attn: Director Tel.: +40 31 825 6503 Facsimile: +40 31 825 6510	if to MP BV: Teleport Boulevard 140, 1043EJ, 1000 CV, Amsterdam, Netherlands Attn: Director Tel.: +31 20 5405860 Facsimile:+31 20 644 7011

or such other address as such Party may notify to the other Parties in writing from time to time in accordance with the requirements of this Clause, such notice to be effective five (5) Business Days after the date of such notice or following such longer period as may be set out in such notice.

13.3
Any notice given under this Agreement outside Working Hours of the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

14.	Entire Agreement

14.1
This Agreement constitutes the entire agreement between the Parties and supersedes any arrangements, understanding or previous agreement between them relating to the subject matter to which it relates.

14.2
Each Party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedy in respect of, any statement, representation, assurance or warranty of any person other than as expressly set out in this Agreement.

14.3	Nothing in this Clause operates to limit or exclude any liability for fraud or willful misconduct.

15.	Third Party Rights

15.1	Subject to Clause 10, no person who is not a party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

15.2
The Purchaser Protected Parties shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce Clause 10 and any other relevant Clause necessary for the enforcement of the indemnities therein.

16.	Amendments

16.1	This Agreement may be amended or modified only if in writing (including a written document evidenced by a facsimile transmission) and signed by each of the Parties.

16.2
The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

16.3	None of the terms of this Agreement may be waived except by an instrument in writing duly executed by the waiving Party.

17.	Costs and Expenses

Except as specified herein, each Party shall be liable for its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

18.	Set-off and Gross-up

18.1
A payment made under this Agreement by one Party to the other shall be made free of any right of counterclaim or set-off and without deduction or withholding of any kind, other than any deduction or withholding required by law.

18.2
If a Party is required by law to make a deduction or withholding, it shall, at the same time as the payment which is the subject of the deduction or withholding payable under this Agreement, pay to the other Party such additional amount as shall be required to ensure that the net amount received by the other Party under this Agreement will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

19.	Assignment

The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign its rights (or for the avoidance of doubt, its obligations) under this Agreement without the express written consent of the other Parties, which shall not be unreasonably withheld or delayed.

20.	Confidentiality

20.1
No Party shall divulge or communicate to any person (other than those of its shareholders, directors, employees and professional advisers whose province it is to know the same) or use or exploit for any reason whatsoever this Agreement or the matters contemplated hereby or the information disclosed by any of the other Parties, and shall use its reasonable endeavors to prevent its employees from so acting.

20.2	Notwithstanding the provisions of Clause 20.1, any Party may make an announcement or disclosure concerning this Agreement:

(i)	if required by law or any requirement of any securities exchange or Governmental Authority to which that Party is subject, wherever situated, whether or not the requirement has the force of law, or

(ii)
to a Party's or its Affiliates' directors, officers, employees, professional advisers, counsel, rating agencies, and lenders or other providers of funds (a) who are directly concerned with this Agreement or any related arrangements or transactions, (b) whose knowledge of such information is reasonably necessary; and (c) who by its position or otherwise is under a duty to observe confidentiality in dealing with this Agreement and such related arrangements or otherwise must comply with the provisions of this Agreement in respect of confidentiality.

20.3	The restrictions contained in this Clause shall continue to apply for a period of two (2) years following the expiration or termination of this Agreement.

21.	Announcements

21.1
Subject to Clause 21.2, no Party shall make or issue a public announcement, communication or circular concerning the Transaction unless it has first obtained the other Parties' written consent, which may not be unreasonably withheld or delayed.

21.2
Clause 21.1 does not apply to a public announcement, communication or circular required by law or by a rule or regulation of a listing authority, a stock exchange or a Governmental Authority to which the relevant Party is subject, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with the other Parties and after taking into account the reasonable requirements of the other Parties as to its timing, content and manner of making or despatch.

22.	Severability

If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part, the legality, validity and enforceability of the remaining provisions of this Agreement (or such other document) shall not in any way be affected or impaired thereby.  If any provision or part of this Agreement (or any document referred to herein) is held to be illegal, invalid or unenforceable, then the Parties shall use reasonable endeavors to the fullest extent permitted by law to amend the terms of this Agreement to give effect to the transactions contemplated hereby, and if any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted or modified, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

23.	Further Assurance

Each of the Parties shall, at the request of the other Party, promptly do or so far as each is able procure the doing, of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to such other Party concerned as they may reasonably consider necessary for giving full effect to this Agreement and securing to such other Party the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

24.	Waivers

No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of that right, power or privilege and no single or partial exercise by a Party of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege.

25.	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each Party had signed the same document, provided that each Party executes at least one (1) counterpart.

26.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of England.

27.	Dispute Resolution

27.1
Any disputes, claims or controversy arising out of or related to this Agreement, including any question as to its formation, validity, interpretation or termination, which cannot be resolved by negotiations between the Parties shall be settled by arbitration on an ad hoc basis in accordance with the Rules of the London Court of International Arbitration, which are deemed to be incorporated by reference into this Clause, except to the extent modified by this Clause.  The tribunal shall consist of three (3) arbitrators. The Purchaser or CME Romania (as applicable) and the Sellers shall each nominate one (1) arbitrator and the third (3rd) arbitrator shall be appointed by the two (2) arbitrators nominated by the Parties.  Either of the Purchaser or the Seller shall have the right to initiate the proceedings.

27.2
The seat of the arbitration shall be London, England.  The language of the arbitration shall be English, except that any party to the arbitration may submit testimony or documentary evidence in Romanian, whereupon it shall also furnish a certified translation or interpretation of any such evidence into English.

27.3
If any dispute arising out of or relating to this Agreement (hereinafter referred to as a "Related Dispute") raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement or another Transaction Document (an "Existing Dispute"), the tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the tribunal in respect of any such Related Dispute.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes, the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

27.4
Each of the Parties agree that money damages would not be a sufficient remedy for any breach of this Agreement by them and that in addition to all other remedies, the Purchaser shall be entitled to specific performance and to injunctive or other equitable relief as remedies for any such breach or threatened breach of this Agreement by the Sellers without proof of actual damages.  The Parties agree not to oppose the granting of such relief, and to waive, and to use their best endeavors to cause any Affiliate to waive, any requirement for the securing or posting of any bond in connection with such remedy.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written above.

SIGNED for and on behalf of CME PRODUCTION B.V.	) ) ) ) ) ) ) ) )	/s/ Alphons van Spaendonck
A.N.G.V. Spaendonck Managing Director /s/ Henk van Wijlen H.A. van Wijlen on behalf of Pan-Invest B.V. Managing Director

SIGNED for and on behalf of CME ROMANIA B.V.	) ) ) ) ) ) ) ) )	/s/ Alphons van Spaendonck
A.N.G.V. Spaendonck Managing Director /s/ Henk van Wijlen H.A. van Wijlen on behalf of Pan-Invest B.V. Managing Director

SIGNED by ADRIAN SARBU	) ) ) ) )	/s/ Adrian Sarbu

SIGNED for and on behalf of MEDIA PRO MANAGEMENT S.A.	) ) ) ) )	/s/ Gheorghe Liviu Gheorghe Liviu

SIGNED for and on behalf of MEDIA PRO B.V.	) ) ) ) ) ) ) ) )	/s/ Seastrom Liliana Florentina
Seastrom Liliana Florentina